Exhibit 10.33

SEPARATION, SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT

This Separation, Settlement and Release of Claims Agreement (“Agreement”) is entered into by and between Reed’s Inc., a Delaware corporation, (the “Employer”) and Stefan Freeman (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of November 22, 2019 (the “Execution Date”). Employee and Employer are parties to that certain Employment Agreement effective October 4, 2017 ( “Employment Agreement”). This Agreement amends, supersedes and replaces in its entirety the Employment Agreement.

The Employee’s last day of employment with the Employer is November 30, 2019 (the “Separation Date”). Prior to the Separation Date, Employee will provide a list of open projects to complete and provide a timeline for completion. Employee will make work diligently to complete open project work prior to November 30, 2019. After the Separation Date, the Employee will not represent himself as being an employee, officer, agent or representative of the Employer for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies, bonuses, equity awards, or other benefits from the Employer, including coverage under any benefits plans or programs sponsored by the Employer, except as specifically provided in this Agreement.

1. Return of Property. Except as specifically provided in this Section 1, by the Separation Date, the Employee shall promptly return to Reed’s any car, or other property provided to the Employee by Employer, and any other confidential or proprietary information of Employer that remains in the Employee’s possession (“Reed’s Property”); provided, however, that nothing in this Agreement or elsewhere shall prevent the Employee from retaining and utilizing documents and information relating to his personal benefits, entitlements and obligations, documents relating to his personal tax obligations. If the Employee discovers Reed’s Property in his possession after the Separation Date, he will notify Employer and promptly either deliver the same to Employer or destroy it as directed by Employer. Employee may retain Employer issued laptop, provided Employer may confirm deletion of Reed’s Property by inspection performed within a reasonable time following the Effective Date.

2. Employer’s Waiver and Release and Employee Representations.

(a) The Employer expressly waives and releases any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, that the Employer may have or have ever had against the Employee by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties’ execution of the Agreement and (b) the Employee’s breach of any terms and conditions of the Agreement.

(b) Waiver of California Civil Code Section 1542

Employer understands that it may later discover Claims or facts that may be different than, or in addition to, those which Employer now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of signing this Agreement, may have materially affected this Agreement or Employer’s decision to enter into it. Nevertheless, the Employer Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Employer Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 and hereby expressly waive any and all rights, benefits and protections of the statute and the protection of any other state statutes that may be applicable, which provides,

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) In exchange for the Employer’s waiver and release and the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for his obligations hereunder, the Employee hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all Claims he may have or have ever had against the Employer that may lawfully be waived and released arising out of or in any way related to his hire, benefits, employment or separation from employment with the Employer with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties’ execution of the Agreement and (b) the Employer’s breach of any terms and conditions of the Agreement. The Employee specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Employer with any court of law, or local, state or federal government or agency; (b) that upon receipt of the accrued obligations set forth in Section 3(a), he has been properly paid his salary for period worked for the Employer, and that all commissions, bonuses and other compensation due to him has been paid, including his final payroll check for his salary and any accrued but unused vacation/paid time off through and including the Separation Date above; and (c) has reported all injuries he has incurred during or as a result of his employment with Employer to human resources. The Employee specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits but will require the Employer’s review and consideration.

3. Separation Benefits. In consideration for the Employee’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Employer agrees to provide the following:

(a) Accrued Obligations. On the Separation Date, Employer shall pay Employee (1) the gross amount of $12,836.54, representing base salary earned but unpaid as of the Separation Date, before deduction of standard payroll taxes and deductions and (2) the gross amount of $35,936.18, representing vacation and sick days earned but not taken prior to the Separation Date, before deduction of standard payroll taxes and deductions. The Employer acknowledges and agrees that as of the date hereof it has reconciled and paid all outstanding charges on Employee’s Company credit card. The Employee acknowledges and agrees that as of the date hereof, he has made all requests for reimbursement of business expenses to which he may be entitled pursuant to the Employer’s reimbursement policy, and provided such substantiation as may be required thereunder, and shall hereafter not have any right to request reimbursement of any additional amounts.

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(b) Severance. Installment payments equal to the Employee’s current salary for the period commencing on the Separation Date and terminating on June 30, 2020 (“Severance Period”), equaling a total of $131,250, before deduction of standard payroll taxes and deductions, to be paid in bi-monthly increments starting on the first pay period following the Effective Date.

(c) No Additional Restricted Stock Awards. It is understood 37,037 restricted stock awards were previously issued to Employee on June 10, 2018 and transferred to his brokerage account. No additional restricted stock awards will be issued to Employee pursuant to this Agreement.

(d) Stock Options. On the Effective Date, Employer will provide the Employee with a written option award agreement, reflecting aggregate of 218,438 incentive stock options (“ISOs”) vested through the Separation Date. Employee’s vested ISOs consist of (i) incentive stock options to purchase 30,000 shares of common stock of Reed’s Inc. at the exercise price of $3.74 per share and (ii) incentive stock options to purchase 188,438 shares of common stock at the exercise price of $1.60 per share. All ISOs will expire 90 days after the Separation Date.

(e) If Employee timely and properly elects COBRA continuation coverage under Employer’s group health plan, the Employer will pay 100% of Employee’s COBRA premiums until the earlier of final day of the Severance Period or commencement of coverage sponsored by subsequent employer, including employer of spouse. If Employee’s COBRA coverage continues for the entire Severance Period at the conclusion of the Severance Period, the Employee shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

(f) Upon the Employee’s signed request, the Employer will provide the Employee and/or a prospective employer written confirmation of the Employee’s employment with the Employer, including his dates of employment and salary information.

(g) The Employee understands, acknowledges and agrees that these benefits are in exchange for executing this Agreement. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.

4. Release.

(a) General Release and Waiver of Claims by Employee

The Employee and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Employee Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer, including the Employer’s affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, in their corporate and individual capacities (collectively, the “Employer Releasees”) from any and all Claims, whether known or unknown, from the beginning of time to the Effective Date of this Agreement, including, without limitation, any Claims under any federal, state, local or foreign law, that Employee Releasors may have or have ever had arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the California Fair Employment and Housing Act, as amended, and/or any other Federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; and (ii) any tort, contract and/or quasi-contract law, including but not limited to claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and the Employee does not waive, release or discharge (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; or (iii) indemnification rights the Employee has against the Employer, including without limitation under Employer’s Articles of Incorporation, Bylaws or directors and officers insurance policies, and/or any other claims that cannot be waived by law.

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If the Employee applies for unemployment benefits, the Employer shall not contest it. When so required, the Employer will answer any inquiries by the Department of Labor concerning the termination of the Employee’s employment in a truthful manner.

(b) Waiver of California Civil Code Section 1542

Employee understands that he may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of signing this release, may have materially affected this Agreement or Employee’s decision to enter into it. Nevertheless, the Employee Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Employee Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 and hereby expressly waive any and all rights, benefits and protections of the statute and the protection of any other state statutes that may be applicable, which provides,

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) Specific Release of ADEA Claims

The Employee Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Employer Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed himself of hid right to consult with his attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; and (v) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement.

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(d) General Release and Waiver of Claims by Employer

The Employer and its representatives, agents, insurers, successors and assigns (collectively the “Employer Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employee and the Employee’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns from any and all Claims, whether known or unknown, from the beginning of time to the Effective Date of this Agreement, including, without limitation, any Claims under any federal, state, local or foreign law, that Employer Releasors may have or have ever had arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to claims under the Employment Agreement, claims of defamation, breach of an express or implied contract, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, or any other harm.

5. Knowing and Voluntary Acknowledgement. The Employee specifically agrees and acknowledges that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Employer.

The Employee further acknowledges that he has twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired. Further, the Employee acknowledges that he shall have an additional seven (7) days from the date on which he signs this Agreement to revoke consent to his release of claims under the ADEA by delivering notice of revocation to Sarah Yancy, HR Manager, at the Employer, syancy@reedsinc.com, by e-mail, fax or overnight delivery before the end of such seven-day period. In the event of such revocation by the Employee, the Employer shall have the option of treating this Agreement as null and void in its entirety.

This Agreement shall not become effective, until November 30, 2019 (“Effective Date”). Such date shall be the Effective Date of this Agreement. No payments due to the Employee hereunder shall be made or begin before the Effective Date.

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6. Post-termination Obligations and Restrictive Covenants.

(a) Acknowledgment

The Employee understands and acknowledges that by virtue of his employment with the Employer, he had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer and benefitted from the Employer’s goodwill. The Employee understands and acknowledges that the Employer invested significant time and expense in developing the Confidential Information and goodwill. The Employee further understands and acknowledges that the services he provided to the Employer are unique, special or extraordinary.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer’s legitimate business interests in its Confidential Information and goodwill and in the Employee’s unique, special or extraordinary services. The Employee further understands and acknowledges that the Employer’s ability to reserve these for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer and that the Employer would be irreparably harmed if the Employee violates the restrictive covenants below.

(b) Confidential Information.

(1) Confidential Information. Employer’s “Confidential Information” is all confidential and/or proprietary knowledge, trade secrets, data or information of the Employer entrusted to Employee, whether in writing, in computer form, or conveyed orally, that is not generally available to others in the form in which such information is used by Employer and that gives Employer a competitive advantage over other companies who do not have access to this information. By way of illustration but not limitation, Confidential Information includes tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work; clinical data; improvements; discoveries; plans for research; new products; marketing and selling; business plans; budgets; unpublished financial statements; licenses; prices and costs; suppliers; customers; customer needs and preferences (such as typical order quantities and composition, delivery requirements or schedules, particular pricing needs or discount arrangements, advertising allowances and methods of doing business); customer contracts, credit procedures and terms; supplier identities, key decision makers at each supplier, and supplier specialties; pricing strategies and rationale; contact information and information about compensation, specific capabilities, and performance evaluations of Employer personnel; and any information described above that the Employer obtains from its clients or any other third party and that the Employer treats as confidential, whether or not owned or developed by the Employer.

(2) Employee understands that the above are simply examples of Employer’s Confidential Information, and not a complete list. Employee further understands that as part of his duties Employee may have participated in developing Confidential Information for Employer, which then became Employer’s Confidential Information.

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(3) Employee agrees that he will not appropriate for his own use, use, disclose, divulge, furnish, or make available to any person any of the Employer’s Confidential Information; provided, that the term “Confidential Information” shall not include such (A) information which is or becomes generally available to the public other than as a result of unauthorized or improper disclosure by Employee, (B) information which was in the possession of Employee prior to the time of disclosure by Employer, (C) information obtained from a third party who, to Employee’s knowledge, had the right to disclosure such information without any confidentiality restrictions, or (D) information independently developed by Employee without the use of information disclosed by Employer. Notwithstanding the foregoing, Employee may disclose Confidential Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees (unless prohibited by law) to provide Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Employer may, upon notice to Employee, take such action as Employer deems appropriate in relation to such subpoena or request and Employee (unless otherwise compelled to do so by lawful service of process, subpoena, court order, or by law or the rules or regulations of any regulatory body or governmental agency or instrumentality) may not disclose any such information until Employer has had the opportunity to take such action.

(c) Intellectual Property. Employee agrees that all right, title, and interest to all works of whatever nature generated in the course of his employment with the Employer resides with the Employer. Employee agrees that he will return to Employer or delete or destroy, not later than the Effective Date, all property, in whatever form (including computer files and other electronic data), of the Employer in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Employer, its officers, employees, directors, shareholders, customers, suppliers, vendors, or distributors and any business or business opportunity of the Employer.

(d) Mutual Non-Disparagement. The Parties each agree that they, and in the case of Employer, its executive officers and directors, shall not make any disparaging statements or representations, whether orally or in writing, by word or gesture, to any person whatsoever, about the other Party or the other Party’s directors, officers, employees, attorneys, agents, or representatives, as applicable. For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product or service quality of the person or entity to whom the communication relates.

(e) Non-Solicitation. To the full extent permitted by law, the Employee will not directly or indirectly, individually or on behalf of any person, company, enterprise or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, for a period of six (6) months from the Effective Date:

(1) encourage, solicit, induce, cause, or in any manner attempt to encourage, solicit, induce or cause any person, firm, corporation, or other entity or organization which is a client, customer, account, vendor, supplier, distributor, licensee of, or has any business relationship with, Employer’s or any of its subsidiaries to terminate such relationship with, reduce the amount of business conducted with, or change in a manner adverse to Employer or its subsidiaries; or

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(2) encourage, solicit, induce, cause, or in any manner attempt to encourage, solicit, induce or cause, any person employed by or providing services to Employer’s or its subsidiaries to leave, curtail, or change in a manner adverse to Employer, such employment or service relationship.

(f) Acknowledgements Respecting Restrictive Covenants. With respect to the restrictive covenants set forth in this Section 6, the Parties acknowledge and agree that:

(1) (A) Each of the restrictive covenants contained in this Section 6 shall be construed as a separate covenant with respect to each activity to which it applies, (B) if, in any judicial proceeding, a court shall deem any of the restrictive covenants invalid, illegal, or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable, and (C) if any restrictive covenant (or portion thereof) is deemed invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

(2) The Parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to a Party in the event the other Party breaches any of the restrictive covenants provided in this Section 6. In the event that a Party breaches any such restrictive covenant, the nonbreaching Party shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining such Party from violating such restrictive covenant. If the nonbreaching Party shall institute any action or proceeding to enforce the restrictive covenant, the breaching Party hereby waives the claim or defense that the breaching Party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the nonbreaching Party has an adequate remedy at law.

(3) The remedies provided for in this Section 6 are cumulative and in addition to any other rights and remedies the Parties may have under law or in equity.

(g) Cooperation. Employee agrees to cooperate with the Employer to the extent reasonably requested by the Employer for the purpose of transitioning his duties and responsibilities. Employee will use his best efforts to make himself available as a consultant to Employer as may be reasonably requested by Employer from time to time, on an as needed basis. Employee further agrees to cooperate with Employer with regard to any litigation relating to Employee’s period of employment for which Employer reasonably requests Employee’s participation. Employee’s agreement to consult respecting such litigation shall continue for the duration of any such litigation. If requested by Employer, such cooperation shall include, without limitation, (1) responding reasonably promptly to requests for information and documents in Employee’s possession concerning matters pertinent to any of the foregoing, (2) making himself reasonably available as a witness and testifying at trial, depositions, hearings, or other proceedings, as well as being reasonably available for adequate preparation for such testimony, and (3) participating at reasonable times in interviews and meetings with representatives of the Employer, representatives of governments or regulatory authorities, or others designated by Employer. The Employee agrees that, following the Effective Date, the Employee will continue to provide reasonable cooperation to Employer and/or any of its subsidiaries and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employee’s employment in which the Employee was involved or of which the Employee has knowledge. As a condition of such cooperation, Employer shall reimburse the Employee for reasonable out-of-pocket expenses incurred at the request of Employer and shall compensate Employee at a daily rate equal to his daily rate of compensation at the time of termination of his employment. The Employee also agrees that, in the event that the Employee is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to the Employee’s employment by Employer, the Employee will, if legally permitted, give prompt notice of such request to Employer and, unless legally required to do so, will make no disclosure until Employer or Employer’s subsidiaries has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

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(h) Remedies. In the event of a breach or threatened breach by either Party of any of the provisions of this Agreement, such Party hereby consents and agrees that the other Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

7. Heirs and Assigns. This Agreement is binding on and is for the benefit of the Parties hereto and their respective successors (whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization), assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Employee.

8. Integration. This Agreement constitutes the complete agreement between the Employer and Employee regarding the issues addressed in this Agreement. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by the Parties hereto. A failure of the Employer or Employee to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9. Choice of Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of California, without regard to its choice of law provisions.

10. Withholding. The Employer may withhold from any and all amounts payable under this Agreement such federal, state, and local taxes or other withholdings as may be required to be withheld pursuant to any applicable law or regulation.

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11. Construction of Agreement. The Parties hereto acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties hereto and not in favor or against either Party.

12. Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the Employer, to its principal place of business and to Employee, to his address set forth on the signature page hereof, or to such other address as any Party hereto may designate by notice to the other.

13. Severability. The Parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by Chief Executive Officer of the Employer. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

17. No Admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of either Party.

18. Attorneys’ Fees. Should either Party breach any of the terms of this Agreement or the post- termination obligations herein, to the extent authorized by state law, the breaching Party will be responsible for payment of all reasonable attorneys’ fees and costs that the other Party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

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19. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

20. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

21. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes any prior understandings, agreements or representations between the Parties, written or oral, with respect to the subject matter of this Agreement. For clarity, all the terms of the Employment Agreement are amended, replaced and superseded by this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

REED’S INC.

By	/s/ Joann Tinnelly
Name:	Joann Tinnelly
Title:	Interim Chief Financial Officer

EMPLOYEE

Signature:	/s/ Stefan Freeman
Name:	Stefan Freeman

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